Exhibit 99.1

Whole Foods Market’s Board of Directors Completes Independent Internal
Investigation Associated with Online Financial Message Board Postings

AUSTIN, Texas (October 5, 2007). Whole Foods Market® (Nasdaq GS: WFMI) announced that the special committee of the Board of Directors of Whole Foods Market, Inc., assisted by its independent counsel, has completed its investigation into online financial message board postings related to Whole Foods Market and Wild Oats Market. The Board has reaffirmed its support of John Mackey, Chairman and CEO of Whole Foods Market, and the Whole Foods Market leadership team and has turned over its findings to the Securities and Exchange Commission (“SEC”). The Company and the Board intend to cooperate fully with the SEC in completing its related inquiry. Due to the ongoing SEC inquiry, the Company and the Board have no further comment at this time.

About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market® is a Fortune 500 company and one of the leading retailers of natural and organic foods. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 276 stores in the United States, Canada and the United Kingdom.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.